Exhibit 99.2

March 10, 2023

Liberty Media Corporation Closes Private Offering of $575 Million of 3.75% Convertible Senior Notes Due 2028

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today that it has closed its previously announced private offering of $575 million aggregate principal amount of its 3.75% convertible senior notes due 2028 (the “Notes”), including notes with an aggregate principal amount of $75 million issued pursuant to the exercise of an option granted to the initial purchasers, which was exercised in full.

The Notes will be convertible into shares of Liberty’s Series A Liberty SiriusXM common stock (“LSXMA”), which may be settled at Liberty’s election in LSXMA, cash or a combination thereof. Prior to December 15, 2027, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and on and after December 15, 2027, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes will have an initial conversion rate of 25.9000 shares of LSXMA per $1,000 principal amount of Notes, representing an initial conversion price of approximately $38.61 for each share of LSXMA, which represents a conversion premium of approximately 30% to the last reported sale price of $29.70 per share of LSXMA on the Nasdaq Global Select Market on March 7, 2023.

The Notes will mature on March 15, 2028, unless earlier redeemed, repurchased or converted. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2023. Liberty may redeem for cash all or any portion of the Notes (subject to certain limitations), at its option, on or after March 20, 2026, if the last reported sale price of LSXMA has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on the trading day immediately preceding the date on which Liberty provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Liberty expects to use the proceeds of the offering, together with the other cash amounts as described below, to repurchase a total of approximately $591 million in aggregate principal amount of Liberty’s existing 1.375% cash convertible notes due 2023 (the “1.375% Cash Convertible Notes”) and approximately $112 million in aggregate adjusted principal amount of Liberty’s existing 2.125% exchangeable senior debentures due 2048 at a cost of $774 million. In addition to the net proceeds of the offering, Liberty expects to use $39 million of net proceeds from the proportional termination and unwinding of the related bond hedges and warrants that Liberty entered into in connection with the issuance of the 1.375% Cash Convertible Notes and $170 million of cash attributed to Liberty SiriusXM Group, including cash to be received over time from the Liberty Formula One Group in connection with the settlement and extinguishment of approximately 3.1 million notional shares represented by the intergroup interest in the Liberty Formula One Group that is attributed to the Liberty SiriusXM Group (which is equivalent to the number of shares of Series A Liberty Formula One common stock underlying the repurchased 1.375% Cash Convertible Notes) to fund such repurchases.

In connection with the offer and sale of the Notes, the repurchases of the 1.375% Cash Convertible Notes and the proportional termination and unwinding of the related bond hedges and warrants, certain financial intermediaries entered into various derivative and other transactions with respect to the shares of LSXMA, FWONA and BATRA and those financial intermediaries may purchase shares of LSXMA, FWONA and BATRA subsequent to the issuance of the Notes. The net effect of these activities could have caused an increase (or reduced the size of any decrease) in the market price of LSXMA (and of FWONA and BATRA) at the time of the pricing of the Notes and may continue to have an impact at such subsequent times, which may affect the trading price of the Notes.

The Notes (and any shares of LSXMA issuable on conversion of the Notes) will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of any of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the use of proceeds. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation